     As filed with the Securities and Exchange Commission on March 1, 2001.



                                                      Registration No. 333-54458


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                            SUMMIT SECURITIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

               IDAHO                          601 WEST FIRST AVENUE                       82-0438135
  (State or other jurisdiction of        SPOKANE, WASHINGTON 99201-5015        (I.R.S. Employer Identification
   incorporation or organization)                (509) 838-3111                              No.)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             TOM TURNER, PRESIDENT
                            SUMMIT SECURITIES, INC.
                             601 WEST FIRST AVENUE
                         SPOKANE, WASHINGTON 99201-5015
                                 (509) 838-3111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
                           Robert J. Ahrenholz, Esq.
                                 Kutak Rock LLP
                       717 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202
                                 (303) 297-2400

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


    THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT, REGISTRATION NO. 333-54458, IS FILED SOLELY TO ADD EXHIBITS AND PURSUANT TO RULE 462(d) SHALL BECOME EFFECTIVE UPON FILING.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14:    Other Expenses of Issuance and Distribution

SEC Registration Fee........................................  $ 25,000
NASD Filing Fee.............................................    10,500
Independent Underwriter Fee and Expenses....................    40,000
Accounting Fees and Expenses(1).............................    20,000
Legal Fees and Disbursements(1).............................    42,000
Trustee's Fees and Expenses(1)..............................    10,000
Printing Expenses(1)........................................    30,000
Miscellaneous Expenses(1)...................................     2,500
                                                              --------
Total Expenses..............................................  $180,000
                                                              ========

         (1) Estimated

Item 15:    Indemnification of Directors and Officers

           Summit has no contractual or other arrangement with its controlling persons, directors or officers regarding indemnification, other than as set forth in its Articles of Incorporation. Summit's Articles of Incorporation permits indemnification of a director, officer or employee up to the indemnification limits permitted by Washington state law which permits indemnification for judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding if the indemnified person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation.

Item 16.    Exhibits

       (a) Exhibits


                 1.01        Selling Agreement between Summit and Metropolitan Investment
                             Securities, Inc. (incorporated by reference to exhibit 1(a)
                             to Registration No. 333-43829, filed February 25, 1998).

                 1.02        Agreement to Act as "Qualified Independent Underwriter,"
                             between Summit, Metropolitan Investment Securities, Inc. and
                             Roth Capital Partners, Inc. with respect to the certificate to be registered.

                 1.03        Form of Pricing Recommendation Letter of Roth Capital
                             Partners, Inc. with respect to the certificates to be registered.

                 4.01        Indenture, dated as of November 15, 1990, between Summit and
                             West One Bank, Idaho, trustee (incorporated by reference to exhibit 4(a) to Registration No. 333-36775).

                 4.02        Tri-Party Agreement dated as of April 24, 1996 between West
                             One Bank, First Trust and Summit Securities, Inc.
                             (incorporated by reference to exhibit 4(c) to Registration
                             No. 333-19787).

                 4.03        First Supplemental Indenture between Summit
                             Securities, Inc. and First Trust, dated as of December 31,
                             1997 (incorporated by reference to Exhibit 4(c) to
                             Registration No. 333-36775).

                 4.04        Second Supplemental Indenture between Summit
                             Securities, Inc. and U.S. Bank Trust National Association,
                             dated as of March 1, 2001.

                 5.01* Opinion of Kutak Rock LLP as to the validity of the certificates.

                 8.01        Opinion of Kutak Rock LLP as to tax matters.

                10.01        Management Receivable Acquisition and Servicing Agreement
                             between Summit and Metropolitan Mortgage & Securities
                             Co., Inc. dated September 9, 1994 (incorporated by
                             reference to Exhibit 10(a) to Registration No. 33-57619).

                10.02        Receivable Acquisition, Management and Services Agreement
                             between Old Standard Life Insurance Company and Metropolitan
                             Mortgage & Securities Co., Inc. dated December 31, 1994
                             (incorporated by reference to Exhibit 10(d) to Registration
                             No. 333-115).

                10.03        Receivable Acquisition, Management and Services Agreement
                             between Arizona Life Insurance Company and Metropolitan
                             Mortgage & Securities Co., Inc. dated October 10, 1996
                             (incorporated by reference to Exhibit 10(d) to Registration
                             No. 333-19787).

                10.04        Reinsurance Agreement between Western United Life Assurance
                             Company and Old Standard Life Insurance Company
                             (incorporated by reference to Exhibit 10(d) to Summit's
                             Annual Report on Form 10-K filed January 7, 1998).

                12.01        Statement of computation of ratio of earnings to fixed
                             charges and preferred stock dividends (incorporated by
                             reference to Exhibit 12.01 to Summit's Annual Report on
                             Form 10-K filed Janaury 16, 2001).

                23.01*       Consent of PricewaterhouseCoopers LLP, Independent
                             Accountants.

                23.02        Consent of Kutak Rock LLP (included in Exhibits 5.01 and
                             8.01).

                24.01        The Power of Attorney, included on Page II-4 of the
                             Registration Statement, is incorporated herein by reference.

                25.01        Statement of eligibility of trustee.



           -----------------------
           * Previously filed.


Item 17.    Undertakings

       (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned registrant hereby undertakes that:

           (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this first day of March, 2001.


                                          SUMMIT SECURITIES, INC.

                                          /s/ Tom Turner
                                          --------------------------------------
                                          Tom Turner, President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                   TITLE                         DATE
/s/ Tom Turner
---------------------------------           President, and Director
  Tom Turner                                (Principal Executive Officer)           March 1, 2001

***
---------------------------------
  Philip Sandifur                           Vice President and Director             March 1, 2001

***
---------------------------------
  Greg Strate                               Secretary, Treasurer and Director       March 1, 2001

***
---------------------------------           Principal Accounting Officer and
  Julie Shiflett                            Principal Financial Officer             March 1, 2001



***             /s/ Tom Turner
         ----------------------------
                  Tom Turner
              as attorney-in-fact

                                 EXHIBIT INDEX


                 1.01        Selling Agreement between Summit and Metropolitan Investment
                             Securities, Inc. (incorporated by reference to exhibit 1(a)
                             to Registration No. 333-43829, filed February 25, 1998).

                 1.02        Agreement to Act as "Qualified Independent Underwriter,"
                             between Summit, Metropolitan Investment Securities, Inc. and
                             Roth Capital Partners, Inc. with respect to the certificate to be registered.

                 1.03        Form of Pricing Recommendation Letter of Roth Capital
                             Partners, Inc. with respect to the certificates to be registered.

                 4.01        Indenture, dated as of November 15, 1990, between Summit and
                             West One Bank, Idaho, trustee (incorporated by reference to exhibit 4(a) to Registration No. 333-36775).

                 4.02        Tri-Party Agreement dated as of April 24, 1996 between West
                             One Bank, First Trust and Summit Securities, Inc.
                             (incorporated by reference to exhibit 4(c) to Registration
                             No. 333-19787).

                 4.03        First Supplemental Indenture between Summit
                             Securities, Inc. and First Trust, dated as of December 31,
                             1997 (incorporated by reference to Exhibit 4(c) to
                             Registration No. 333-36775).

                 4.04        Second Supplemental Indenture between Summit
                             Securities, Inc. and U.S. Bank Trust National Association,
                             dated as of March 1, 2001.

                 5.01* Opinion of Kutak Rock LLP as to the validity of the certificates.

                 8.01        Opinion of Kutak Rock LLP as to tax matters.

                10.01        Management Receivable Acquisition and Servicing Agreement
                             between Summit and Metropolitan Mortgage & Securities
                             Co., Inc. dated September 9, 1994 (incorporated by
                             reference to Exhibit 10(a) to Registration No. 33-57619).

                10.02        Receivable Acquisition, Management and Services Agreement
                             between Old Standard Life Insurance Company and Metropolitan
                             Mortgage & Securities Co., Inc. dated December 31, 1994
                             (incorporated by reference to Exhibit 10(d) to Registration
                             No. 333-115).

                10.03        Receivable Acquisition, Management and Services Agreement
                             between Arizona Life Insurance Company and Metropolitan
                             Mortgage & Securities Co., Inc. dated October 10, 1996
                             (incorporated by reference to Exhibit 10(d) to Registration
                             No. 333-19787).

                10.04        Reinsurance Agreement between Western United Life Assurance
                             Company and Old Standard Life Insurance Company
                             (incorporated by reference to Exhibit 10(d) to Summit's
                             Annual Report on Form 10-K filed January 7, 1998).

                12.01        Statement of computation of ratio of earnings to fixed
                             charges and preferred stock dividends (incorporated by
                             reference to Exhibit 12.01 to Summit's Annual Report on
                             Form 10-K filed Janaury 16, 2001).

                23.01*       Consent of PricewaterhouseCoopers LLP, Independent
                             Accountants.

                23.02        Consent of Kutak Rock LLP (included in Exhibits 5.01 and
                             8.01).

                24.01        The Power of Attorney, included on Page II-4 of the
                             Registration Statement, is incorporated herein by reference.

                25.01        Statement of eligibility of trustee.



           -----------------------
           * Previously filed.